Exhibit 99.2

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

STATE AUTO FINANCIAL CORPORATION

Moderator: Kyle Anderson

November 4, 2014

11:00 a.m. ET

CORPORATE PARTICIPANTS:

Taraann S. Shull, State Auto Financial Corp.—Investor Relations and Finance Director

Steven E. English, State Auto Financial Corp.—SVP, CFO

Robert P. Restrepo, Jr., State Auto Financial Corp.—Chairman, President, CEO

Joel E. Brown, State Auto Financial Corp.—SVP, Standard Lines

Jessica E. Buss, State Auto Financial Corp.—SVP, Specialty Lines

CONFERENCE CALL PARTICIPANTS:

Paul Newsome, Sandler O’Neill—Analyst

Larry Greenberg, Janney Capital—Analyst

Brett Shirreffs, Keefe Bruyette & Woods—Analyst

PRESENTATION:

Operator:	Welcome, and thank you for standing by. At this time, all parties are in a listen-only mode. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then, the number one on your telephone keypad. To withdraw your question, press the pound key. Today’s call is being recorded. If you have any objections, please disconnect at this time.

I would now like to turn our call over to State Auto Financial Corporation’s Director of Investor Relations and Finance, Tara Shull.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

Tara Shull:	Thank you, Ryan. Good morning, and welcome to our third-quarter 2014 earnings conference call. Today, I’m joined by our Chairman, President and CEO, Bob Restrepo; Senior Vice President and CFO, Steve English; Senior Vice President of Standard Lines, Joel Brown; Senior Vice President of Specialty, Jessica Buss; Chief Investment Officer, Scott Jones; and Chief Actuarial Officer, Matt Mrozek.

Today’s call will include prepared remarks, after which we will open the line for questions. Please note our comments today may include forward-looking statements which, by their nature, involve a number of risk factors and uncertainties, which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our Annual and Quarterly filings with the Securities and Exchange Commission, to which I refer you.

A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, is available to all interested parties on our website, stateauto.com under the Investors section as an attachment to the press release.

Now I will turn the call over to STFC’s President, Chairman and CEO, Bob Restrepo.

Bob Restrepo:	Thank you, Tara. Good morning, everyone. Third-quarter results for State Auto Financial Corporation continue to demonstrate improved underlying underwriting performance, offset by the strengthening of reserves for the RED business, which is in run-off. The quarter benefited from unusually low levels of catastrophe experience, ongoing improvements in our Personal Insurance segment, and strong Specialty insurance results.

Business insurance results were mixed, with strong casualty and improved commercial property results, offset by poor commercial multi-peril experience, driven by large losses in our BOP line. Setting aside the impact of the Homeowner Quota Share Treaty and the RED reserve strengthening, our combined ratio for the quarter was 94.2% and 98% year-to-date.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

We are currently in the market looking for lower-cost replacement solutions for our Homeowner Quota Share Treaty. We’re also on schedule to complete the ground-up analysis of our RED reserve position by year-end. In addition, we are evaluating the status of our allowance for deferred tax assets. Steve English will comment on each of these three significant issues later in our presentation.

The rolling 12-month return on equity declined modestly this quarter to 7.5%. Book value also declined modestly to $20.41, resulting from lower valuations in all asset classes. After adjusting for the impact of the deferred tax valuation allowance of $1.82, our book value would have been $22.23.

Catastrophe results for the quarter were the lowest for a third quarter of State Auto in well over 15 years. Certainly, the benign weather and lack of hurricanes were significant factors. We also think our aggressive property underwriting actions, which included higher deductibles and agency management initiatives, also helped.

Excluding the impact of catastrophes, we’ve remained very pleased with the progress we’re making in the Personal Insurance segment, particularly with Personal Auto, which accounts for approximately 30% of our net written premium. The underwriting, pricing and agency management initiatives we’ve implemented in the five unprofitable states that we’ve previously discussed are paying off. And our improvement is ahead of schedule. We expect to achieve targeted returns for personal auto by year-end.

Our Homeowners line continues to perform well and is now our most profitable line, setting aside the cost of the Homeowner Quota Share Reinsurance Treaty. Having addressed our underwriting and pricing issues, and significantly strengthened our claim operations, we are now in a position to stabilize production and begin modest growth over the next two to three years.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

In business insurance, commercial auto and liability results continue to be solid. Commercial property results returned to normal with better weather and more normal large loss experience. The only cloud on our business insurance horizon this past quarter was the commercial multi-peril line where we experienced an unusual frequency of large liability losses, mostly stemming from prior accident years. Joel Brown will discuss our view of personal insurance and business insurance in a few minutes.

In Specialty, we continue to report exceptionally good results in the excess and surplus and workers’ compensation line. Results in the program line are improving as we earn out price increases on our largest program and achieve scale with new programs. We have the underwriting, pricing and claim controls in place to ensure that the program line will be a significant and stable contributor to State Auto’s future earnings. Jessica Buss will talk more about this in a few minutes.

Our expense ratio declined a bit in the quarter despite higher accruals for contingent commissions and incentive compensation, which were offset by expense control and profit-sharing received from our Homeowner Reinsurance Quota Share partners. Steve English will discuss in greater detail how this profit-sharing feature operates and how it affected our third-quarter results.

And with that, I’ll turn you over to Joel for a fuller discussion of Standard Lines’ results in both personal and commercial lines.

Joel Brown:	Thanks, Bob. The third quarter of 2014 produced continued improvement and a solid profit for Standard Lines. Our Personal Insurance segment is the main driver of improving results, with a lower personal auto loss ratio and consistently good homeowners results. We are pleased with the results and direction of Standard Lines and with the exception of commercial multi-peril results, all of our Standard Line products are performing well.

The Personal Insurance segment produced a 58.3% loss ratio for the quarter compared to 65.7% in 2013. Through nine months, personal insurance has a loss ratio of 61% compared to 64.9% for the same period in 2013. Personal

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

auto showed significant improvement, producing a loss ratio of 63.5% for the quarter compared to 69.7% for the same period in 2013. The 6.2 point improvement was driven by the non-Cat loss ratio for the personal injury protection and physical damage contributing the most to the improvement.

As a reminder, Personal Injury Protection, or PIP, was problematic for us last year. We’ve reduced policies in states with significant PIP exposure, such as Michigan. Also over the past three years, we have been aggressive in seeking rate for this coverage, and we formulated a new claims unit to specifically deal with PIP losses.

PIP was profitable for the quarter and year-to-date. For the year, we are showing a 50 point improvement in our experience on this line on a direct loss ratio basis. On a year-to-date basis, personal auto was profitable with a 63.7% loss ratio, which represents a 3.7 point improvement over the first nine months of 2013.

In previous calls, we’ve talked about the disproportionate impact five states — Arizona, Colorado, Georgia, Illinois, and Michigan — were producing on the Company’s personal auto loss ratio results. These five states’ non-Cat loss ratio continues to show a 13 point improvement compared to the first nine months of 2013. The other 23 states continue to be profitable through nine months, and showed a 2.2 point improvement in the non-Cat loss ratio compared to the same period in 2013.

We continue to produce strong rate increases on the personal auto book. The earned rate change impact was 5.9% for Q3 and is expected to be over 6% for the entire year. The rate yield compares favorably to our flat loss trend. As our rate need continues to moderate, retention has improved by over a point, and we’re seeing significant retention improvement in our two largest states of Ohio and Kentucky.

Written premium for personal auto is down 6.9% for the quarter and 5.7% year-to-date. The aggressive and appropriate actions we’ve taken with the five focus states, coupled with the residual impact of our Homeowners Remediation Plan, are continuing to drive the negative trend in written premium and policies-in-force.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

We are currently rolling out a new business discount, which will be in 15 of our states by year-end. This discount targets prospective customers with strong stability factors. This discount, coupled with other new business initiatives, is designed to improve our written premium result in personal automobile.

Catastrophe has had relatively no impact on our homeowners book for the quarter. For the third quarter, the homeowners loss ratio was 40.8% compared to 43.8% for the same period in 2013. Through nine months, the homeowners loss ratio was 51.8% compared to 55.3% for the same period last year. The non-Cat loss ratio was 39.5% for the quarter and 39.2% year-to-date. And this compares to 33.8% and 41.2% for the same periods in 2013.

Rate activity in homeowners continues to be strong. Year-to-date, we are producing a 7.6% rate increase. The earned rate impact was 10.2% for the third quarter and will exceed 10% for the year. Rate increases are now moderating due to more favorable pure premium trends.

Written premium for homeowners showed a small increase of approximately 1% for the quarter. Year-to-date premium is a negative 1.1%. Policies-in-force are lower as compared to the prior period. Our Homeowner’s Remediation Plan is completed, rate changes are moderating, and policy retention has improved by 1.6 points compared to 2013. Finally, all major lines within Personal Insurance, including our farm and ranch business, are profitable through nine months.

Standard Business Insurance produced a third-quarter loss ratio of 57.3% compared to 54.7% for the same period in 2013. On a year-to-date basis, the business insurance loss ratio is 60%, which compares to 56% for the first nine months of 2013. Our year-to-date result is being driven by the severe weather losses in Q1, and the large fire losses in the first and second quarters. Fire losses did mitigate in Q3. However, we did experience a higher level of casualty large losses this quarter in our Businessowners program.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

In business insurance, we measure rate activity by price per exposure, which is a true indication of the actual rate increase. Price per exposure for Standard Lines business segment was 3.5% for the quarter and is a positive 4.7% year-to-date. We continue to produce positive rate increases in a moderating commercial lines rate environment.

Written premium for business insurance increased 2.9% for the quarter and is 4.3% year-to-date. Rate activity and the writing of larger commercial accounts are driving the increases in written premium. Policies-in-force are down 4% in 2014, but retention in business insurance has increased by a point year-to-date.

Commercial auto continues to perform well. For the quarter, the loss ratio was 60.9% and is 56.5% through nine months. This compares to loss ratios of 60.4% and 61.1% for the respective periods in 2013. For commercial auto, the price per exposure increase was 3.7% for the quarter and is running a positive 4.5% year-to-date. Written premium increased 7.2% for the quarter and is up 5.8% through nine months.

Commercial multi-peril produced a loss ratio of 70.6% for the quarter compared to 55.3% for the same period in 2013. Large losses are the main driver in the increase of the quarterly loss ratio. For Q3, the large loss impact was due primarily to liability losses. Two specific large losses, one in Ohio and one in Kentucky, produced a 6-point impact on the quarterly loss ratio. Through nine months, the loss ratio was 69.9% compared to 62.6% in 2013.

In addition to the third quarter impact of liability losses, the year-to-date loss ratio is impacted by Q1 losses from the unusually severe and harsh winter. And as reported in earlier earnings calls, we also saw the impact of large fire losses, which were elevated in the first and second quarters.

We have reviewed and are continuing to review in depth our Businessowners line. We are in the process of restricting eligibility for some poor performing classes. We are also examining overall BOP eligibility for certain risk segments and sizes of premium. For our Businessowners line, price per exposure increased 4.2% for the quarter and is up 5.5% through nine months.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

Written premium for CMP increased 6.6% for the quarter and has increased 7.9% year-to-date. Fire and Allied Lines produced a loss ratio for the quarter of 35.8% and is 64.5% through nine months. This compares to loss ratios of 48.9% and 44.5% for the same periods in 2013. We did experience an increase in large fire losses in the second quarter of 2014. As a result, the large loss ratio was higher on a year-to-date basis for 2014 compared to the previous year.

The large loss ratio did decrease significantly in Q3. Specifically, large fire losses returned to a more normal and expected level. Price per exposure increased 1.7% for the quarter and 2.5% year-to-date. Written premium is negative 0.5 for the quarter and down less than a point year-to-date.

Other and product liability produced a loss ratio of 57 for the quarter compared to 54.7 in Q3 of 2013. Through nine months, the loss ratio was 49.8%, compared to 53.6% in 2013. Price per exposure increased 4% for the quarter and 6.2% through the first nine months. Written premium decreased 4.7% for the quarter, but is a positive 3.4% for the year.

I’ll now turn you over to Jessica Buss to discuss Specialty results.

Jessica Buss:	Thanks, Joel. Specialty had an exceptional quarter, which aided already strong year-to-date results, excluding RED. Our property E&S, casualty E&S, and workers’ compensation units continue to outperform expectations and generate healthy underwriting profits. Our programs unit continues to show loss ratio improvement in our ongoing programs, but was adversely impacted by terminated RED programs that are in run-off. I am very pleased with the consistency of our profitability, which is a reflection of underwriting discipline, talent, and niche focus.

Our core to-date Specialty segment loss ratio of 75% increased 14.1 points as compared to the third quarter of 2013 as the result of the RED reserve strengthening, which is masking an otherwise very profitable quarter. The year-to-date loss ratio for the segment of 67.6% increased 3.4 points compared to the first nine months of last year, as the RED increases were mostly offset by continued profitability in our E&S property and casualty, and workers’ compensation units.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

Excluding RED, our year-to-date loss ratio of 53.1% improved 1.9 points over the same period last year, and is a more accurate reflection of our loss ratio from ongoing operations. Specialty’s net written premium for the quarter increased 43.3% year-over-year. Production increases in the segment were generated primarily from new business written in our E&S casualty unit as the result of Partners General Agency — the general liability team acquired in the second quarter — and rate achieved in our worker’s compensation unit.

Our expectation for the remainder of 2014 is that Specialty rates will flatten, impacting most lines with the exception of workers’ compensation, where we expect rates to continue to increase. We are experiencing rate pressures across all units, with property catastrophe rates being hit hardest. Year-to-date, we have achieved rate improvements in the mid-single digits.

Our Specialty segment is well-positioned with product and talent to write profitable business in the current softening market, and will continue to focus on growth in opportunistic products by adding additional talent, increasing our presence in major E&S markets, and cross-selling products. Given increased competition across most of our units, I am very happy with the profitable growth we have achieved, particularly in our Casualty business, which is our targeted growth area, as we continue to diversify our portfolio offerings and spread of risk.

I will now comment on the performance of each of our Specialty units.

Our E&S property unit continues to outperform expectations, and despite additional capital flooding the market and reduced reinsurance costs, we have been able to grow, obtain rate in areas, and produce strong profits. We are very pleased with the loss ratio for the quarter of 19.6%, even though it increased 23.2 points from the same period of 2013.

The 2013 third-quarter loss ratio was negative, due to a one-time reinsurance recovery booked in the quarter for a loss that occurred in a previous quarter.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

The year-to-date loss ratio of 18.6% is a 2.7 point improvement over the same period of 2013, primarily due to a large hail loss in 2013. Our loss ratios for the quarter and year-to-date were better than expected, due to a lack of material hurricane activity and better-than-anticipated results in our non-catastrophe property business. Our property rates are flat year-to-date.

If we finish 2014 free from a catastrophe event, and on top of already reduced reinsurance rates and additional capacity from traditional and collateralized markets, we believe that the property catastrophe market will continue to soften and decline in the fourth quarter and into 2015. We will remain consistent in our approach to only write business we feel is priced adequately and to not follow the market down below what we feel is required to achieve risk-adjusted returns.

Third-quarter net written premium growth of 100% was driven by new business and lower reinsurance costs. Year-to-date written premium growth of 22.6% is more reflective of our trajectory for the year, and was primarily driven by an increase in new business generated by one of our distribution partners.

The E&S casualty unit also performed well, with the profitable 2014 third-quarter loss ratio of 47.5%, a 10.4 point improvement from the third quarter of 2013. The nine-month loss ratio of 47.4% is a 5.1 point improvement from the same period in 2013. The improvement is the result of better-than-expected performance in our environmental and umbrella lines, which has been consistent throughout 2014.

Net written premiums grew 72.8% for the quarter and 40.8% for the first nine months. Rates have begun to plateau, but we have still been able to maintain low single-digit rate increases or flat pricing across our casualty lines. The growth in production is largely due to the acquisition by our parent, State Auto Mutual, of Partners General Agency.

As previously discussed, the team came onboard June 1, 2014, and the rollover business will occur through the second quarter, 2015 as the book renews. Therefore, we would expect to continue to see growth in our casualty units through the second quarter of 2015.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

We will continue to pursue acquisitions of teams or books of business that are strategic, opportunistic and accretive to our casualty unit in terms of growth and profitability. We also evaluate businesses that do not fit our strategy, either because they are not accretive to our results or do not have scale. To that end, we decided to exit the surety business, which was a subscale line for us, via our renewal rights transaction. That sale was effective on October 1, 2014.

The program unit loss ratio of 137.6% deteriorated 52.4 points in the third quarter compared to the same period, 2013. The previously disclosed reserve strengthening on terminated RED program business contributed 72.7 loss ratio points. Through the first nine months of 2014, the loss ratio deteriorated 26 points compared to the same 2013 period. Again, attributable to the additional reserves for run-off program business previously written by RED. This masks a very positive story for our ongoing programs.

The loss ratio for active programs continues to improve, as we diversify our portfolio. Excluding the impact of RED, the quarter-to-date and year-to-date loss ratios were 64.9% and 65.6%, respectively. The quarter-to-date improvement for the third quarter, excluding RED, was 3.6 points compared to the same period in 2013, demonstrating the progress we are making and the profitability of ongoing programs. The quarter-to-date net written premium growth of 22.9% and the year-to-date premium growth of 8.3% were driven by a combination of the addition of two small new programs and rate increases across all programs, including a 9.8% rate increase achieved on our largest program.

Our strategy remains to target small to medium niche programs with proven track records of profitability and distribution. We have been very deliberate in selecting new program partners, and diligent in our ongoing monitoring and oversight of existing programs. We have used the lessons learned from RED to improve the quality of our program business and MGU relationships, and believe we are on our way to building scale with niche programs at profitable rates.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

Our workers’ compensation unit remains stable and continues to benefit from our rate increases, underwriting discipline, and niche strategy. We have had another quarter that has outperformed expectations and industry results. Quarter-over-quarter and year-to-date loss ratios were essentially flat relative to the same period in 2013. However, both were better than expected.

Strong performance can be attributed to continued improvement of prior accident years and the cumulative effect of rate increases achieved in 2013 and 2014, which were 7.5% for the year ended 2013 and 4.8% year-to-date 2014. We are starting to see rates stabilize in the market as the industry results have improved significantly on a calendar year basis. However, we are still achieving and continue to expect single-digit rate increases, primarily in our mono-line workers’ compensation business.

Year-to-date net written premium growth over the same period of 2013 was 17.7%, and 36% for the quarter. The majority of the growth generated in our mono-line comp comes from rate, increased new business opportunities in our debit mod business, and increased submissions in our small mono-line comp distributed through retail agents and aggregators. We feel we are well positioned to continue to generate combined ratios in the mid to high-90’s in both our mono-line and account written workers’ compensation books by remaining committed to our desired states and classes.

And with that, I’ll turn you over to Steve English.

Steve English:	Thanks, Jessica. As Bob mentioned, I will comment today on our efforts regarding potential next steps, if any, as the Homeowner Quota Share Treaty expires at the end of this year. In addition, I will address RED reserve strengthening recorded in the third quarter, and comment on taxes and investment results.

First, RED reserve strengthening recorded in the quarter was $13.8 million, bringing the year-to-date total to $25.4 million. The adjustment reflects additional information included from the ongoing ground-up analysis and

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

assessment of RED program claims. As a reminder, last quarter, we disclosed our intent to take over full file management of claims from third-party administrators for the restaurant and commercial trucking programs, the two largest RED programs, and to complete this by year-end.

This transition and review began in early September and is ongoing for both programs. The adjustment made reflects our best estimate based upon the information available. And once the ground-up assessment is completed, we will reassess those estimates. I caution investors not to draw any conclusions based upon the amount recorded in the third quarter. As of September 30, 2014, STFC’s carried RED loss reserves total $83.1 million — approximately three-fourths of the $13.8 million adjustment related to the restaurant program, with the balance being primarily the trucking program, with accident years 2011 and 2012 being most impacted.

Specifically for the restaurant program, open claim counts stood at 1,100, down from 1,200 at June and 1,500 from year-end December 2013. In the past quarter, newly reported claims dropped to 40 compared to around the mid-70s the past two quarters. Almost 60% of the reported development was attributable to 50 open claims. Again, as reported a quarter ago, a significant portion of these claims involved first notice lawsuits. Claims in suit now account for approximately 80% of the outstanding claim reserves as of September 30, 2014.

For the trucking program, open claim counts were around 300 as of the end of the quarter, as compared to approximately 500 last year-end. There have not been significant numbers of newly reported claims this year for the trucking program. Rather, unexpected development has occurred on a number of older outstanding claims. As we have previously stated, it is our goal to resolve this by completing the ground-up analysis and reserve valuation effective December 31, 2014.

In addition, we have begun preliminary discussions with our reinsurance broker regarding a possible adverse development cover, and expect to have further conversations before year-end exploring this option. Despite the reserve strengthening taken to date on RED, STFC’s overall net favorable reserve development through September 30, 2014 is $12.1 million.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

Now let’s move on to the Homeowner Quota Share Treaty. First, as you may recall, the existing treaty contains a profit-sharing feature that caps the profit of our partners at 9% over the three-year period. For the first time, we recorded $2.9 million of profit share in the third quarter of 2014. We would anticipate that additional profit share will be recorded in the fourth quarter, assuming good continuing homeowner results.

For example, if our homeowner loss ratios in the fourth quarter of 2014 are identical to the fourth quarter of 2013, we would expect to record an additional profit commission of approximately $9 million. This demonstrates the progress we have made in reshaping our footprint, enhancing product features, and improving pricing for our homeowner line of business.

In regards to our efforts of potential next steps, we are in the market seeking quotes on two quota share structures and one aggregate stop loss structure. The first quota share option is a reduced Homeowner Quota Share Treaty, while the second option would cover both homeowners and standard commercial lines property. The aggregate stop loss option covers all property, including Specialty.

We expect to receive quotes in the next couple of weeks, and look to extend firm order terms sometime in the first half of December. Our objective continues to be to look for cost-effective ways to protect downside risk and earnings volatility.

Despite the RED strengthening, STFC reported earnings for the quarter, and we continue to evaluate the need for an allowance against our net deferred tax assets. We are engaged in conversations with our auditors, and performing evaluations of both positive and negative evidence, as required by the Accounting Standards. We are solidly in a three-year cumulative income position on a reported business, and anticipate that that will remain the same throughout the end of 2014.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

We will be able to comment further on this upon completion of these analyses and discussions during our fourth-quarter earnings call early next year.

Investment income was flat as compared to the third quarter of 2013. As compared to last quarter, the decline in investment income is due to our TIPS portfolio. Unrealized investment losses across most of our asset classes offset our earnings and resulted in our book value per share declining $0.24 as compared to June 30, 2014. We remain with overall unrealized gains as of the end of the quarter.

Finally, STFC’s insurance subsidiaries have $765 million of statutory capital and surplus at the end of September.

And with that, we’d like to open the line for your questions.

Questions and Answers

RETURN TO TOP

Operator:	Paul Newsome, Sandler O’Neill.

Paul Newsome:	Good Morning and thank you for the call. I wanted to ask about the ground-up survey related to RED, and how that ground-up survey differs from the, obviously, updated results and whatever analysis you obviously did for the third quarter that resulted in the charge for RED.

Steve English:	Sure, Paul. This is Steve. So, the movement that we’ve made here in the third quarter really is a result of two things. One, ongoing development that we were seeing from the normal ongoing process; but then, of course, we began to transition all of the claim processing to us, and started going through claim files file-by-file.

Our Claims staff is less than halfway through that initial evaluation on the restaurant program. For the trucking program, we are just now in the process of taking those claims in-house. So, again, I caution people not to draw conclusions or make too many inferences about the amounts recorded in the third quarter relative to how far we are.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

Our review to-date began with the restaurant program. And we focused initially on some of the larger claims, and some of the claims nearing trial. Of course, each claim file is different. We learn additional information once a ground-up file review is completed. And as we complete both these program reviews at the end of this quarter, as we do each period, we’ll reevaluate all that information and then we’ll reassess the ultimate liability.

Paul Newsome:	Great. Are you doing ground-up analysis, this case-by-case analysis on any other businesses other than RED?

Steve English:	No. Just RED at this time.

Paul Newsome:	All right. Thank you. That was my only question. Appreciate it.

Operator:	Brett Shirreffs, KBW.

Brett Shirreffs:	Good Morning, thanks for taking my questions. First question I had was — it looks like the year-to-date non-Cat loss ratio in personal auto was running at a 61.4, I think it said in your supplement. Is that kind of in line with your longer-term expectations? Or would you expect a little bit of a higher ratio?

Bob Restrepo:	Joel.

Joel Brown:	Well, Brett, this is Joel Brown. That really is in line with our expectations. We believe our pricing now is adequate. The results that we are seeing on a year-to-date basis, we would expect to continue going forward. And we’re really — we’re pleased with the overall turnaround of the book and now its stability.

Brett Shirreffs:	OK. And can you maybe expand a little bit on some of the growth initiatives you are targeting for 2015 in personal lines?

Joel Brown:	Yes. What we’re doing is looking to really stabilize our policies-in-force. As a result of our homeowners activities with rates and deductibles, and termination of some agencies, we’ve seen a negative trend. And then also within our five states that I mentioned in the earnings call, our five focus states for auto, we had some negative impact on our book of business.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

11-04-14/11:00 a.m. /ET

Confirmation # 15438954

So what we are looking at is not taking any rate decrease on our existing book, but finding ways to be creative in attracting what we believe is going to be good, profitable new business. I mentioned a new discount that will be in 15 of our states by year-end. What that discount targets are individuals that have previous longevity with their prior company for 36 or more months.

So we are really looking at stable individuals that have had good experience and good strong credit scores that fit into our new business model. So it will be a controlled growth, but it will help, again, stabilize our book of business as we recover from some of the profitability actions that we undertook.

Brett Shirreffs:	Great. And then one for Jessica. You know, the program business continues to get pretty strong rate increases on the ongoing book. Just wondering if you could give us a little more detail on the programs that you’re writing currently? And I think you said 9% rate increases on the largest program. That seems pretty high. Are there profitability issues going on? Or how are you achieving those kinds of rates?

Jessica Buss:	Sure, Brett. This is Jessica. First of all, the nature of our program book is a pretty diverse mix of about 8 to 10 different small to medium-size programs that tend to focus primarily in two areas, either casualty-focused or wheels-based focused, so auto-based focused.

Our largest program is a tow truck program, which is auto-focused and casualty-focused. And you quoted the right rate increase — 9.8%. And we have had some profitability issues related to that program in recent accident years. And so we did implement rate increases. However, as a result of the year-over-year rate increases that we’ve gotten in that program, we have been able to return that program back to close to 100% combined ratio.

Brett Shirreffs:	OK. And then just a couple of quick numbers questions. How big was the surety renewal rate sale?

Jessica Buss:	How big was the book that we sold?

Brett Shirreffs:	Yes.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

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Confirmation # 15438954

Jessica Buss:	It was approximately $4.6 million.

Brett Shirreffs:	OK. And then, Steve, it looked like the expense ratio was up a little bit, excluding the profit-sharing from the Homeowners Treaty. Is that a good run rate to think about?

Steve English:	If I were you, I would take a look at the nine-month run rate where, of course, remember in the 2014 number, there is the IT sourcing charge that we took last quarter. And that’s about half of a point. And then, year-over-year, we’ve got a little bit higher level of QPA expense running through there, as well as the underlying businesses have improved their profitability.

So I would look at that nine-month rate and adjust it down for the IT sourcing charge. And that gives you a decent ongoing run rate.

Brett Shirreffs:	Great. Thank you very much.

Operator:	Larry Greenberg, Janney Capital.

Larry Greenberg:	Good morning and thank you. A couple of questions. Joel, in your prepared remarks, you talked about auto achieving your targeted profitability by the end of the year. And then in answer to a question, it sounded like you’re kind of there now. Am I hearing that correctly?

Joel Brown:	Yes. I’d say we are within a point of where we need to be by year-end. So, given our loss trends coupled with the rates that we know we have in the system, we feel comfortable we are going to be right where we need to be.

Larry Greenberg:	Great. And how would you describe non-Cat weather in the quarter?

Joel Brown:	We really — it was very benign.

Larry Greenberg:	OK.

Joel Brown:	We didn’t have much. Really, the only event I can think of, we had a hailstorm in the Denver, Colorado area, which had a very small impact. But we were absent of both Cat and non-Cat weather in the quarter.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

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Confirmation # 15438954

Larry Greenberg:	OK. And then as we look forward and consider commercial lines pricing relative to loss trend, what would your expectation be looking out 12 months or so, through next year, let’s say?

Joel Brown:	What we’ve seen, looking at our data as well as industry data, is that things are beginning to slow down. We are at about 4.5% year-to-date, but we are seeing a monthly run rate of around 3.7%. We believe we can continue with that 3.5% to 4% increase into next year. We have a small book of business, and we automate a lot of the renewals on that business. As a result, there’s not a lot of human intervention on a renewal basis. So we believe those smaller policies are a bit more inelastic, and we’ll be able to achieve close to that 3.5%, 4% increase.

Bob Restrepo:	Larry, Bob Restrepo, just to follow-up on what and support what Joel is saying. I’ve spent a lot of time visiting agents. I probably visited about 50 agents over the past month or so. And the constant refrain I’ve heard across the country is that agents feel pretty comfortable and confident that they can continue to sell 3% to 4% price increases on the Standard Commercial Lines.

Specialty is different. It varies by segment, particularly with property. But for the Standard Lines, agents continue to feel comfortable selling 3% to 4% price increases. And a recovering economy helps.

Larry Greenberg:	And that would cover loss cost growth, in your mind?

Bob Restrepo:	I think — it’s in excess of our loss cost growth.

Larry Greenberg:	OK, great. Thanks. And then, lastly, on RED, your exploration of an adverse development cover. You stated an intention — hopefully, an unequivocal intention to kind of close the book on RED by the end of the year. And I guess I’m just curious — clearly, if you purchased an ADC, that would pretty much achieve that objective. But you know, what are — what should we be thinking about as other options possibly if that were not consummated?

Steve English:	Well, I mean, to be frank, Larry, the only other option is as we — if we are not successful in getting an ADC, is whether or not we adequately provide, in the year-end numbers, the ultimate claim costs. I mean, there are — you tell me another option.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

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Confirmation # 15438954

Larry Greenberg:	Yes — no, I can’t think of one.

Bob Restrepo:	Yes. Well, and just to support what Steve was saying — it’s Bob Restrepo again — when we look at our reserves, as best as we can, we look at the probability of them being accurate. And so, the final test for us will be recognizing you can never be 100% accurate. But what is the probability of accuracy? And we, as you know, have tended to be pretty conservative, making sure that we are much more likely than not to be right.

Larry Greenberg:	Yes, but wouldn’t the — wouldn’t we have thought that a year ago on RED?

Bob Restrepo:	But that’s in the absence of the ground-up analysis. We are going to learn a lot more this year, having completed the ground-up analysis, and also having a couple of years of experience behind us. These are all pretty immature programs.

Steve English:	And I would add also to that, Larry, that RED is just one piece of the reserving puzzle. So, when we look at probabilities and assess the adequacy of our reserves, we are also doing that in the totality. And that has continued to run off net favorable, notwithstanding the RED reserve strengthening that we’ve had to take.

Larry Greenberg:	OK. But even though you are just roughly half of the way through transferring all the restaurant files, and you’re just getting going on trucking, you are confident that you’ll be through that process by the end of the year?

Steve English:	Yes, we are confident that we will complete a case file reserve of every file in both of those programs, and then take that into consideration in estimating our reserves as of December, yes.

Larry Greenberg:	OK. And have you been out in the market at all testing for an ADC?

Steve English:	Not from a pricing perspective, but our broker has contacted a number of markets and has — we authorized them to — which is one reason I’m talking so freely about it on this call — we did authorize them to name names and start having discussions. So — but no pricing indications.

STATE AUTOFINANCIAL CORPORATION

Moderator: Kyle Anderson

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Confirmation # 15438954

Larry Greenberg:	OK. OK, thank you.

Operator:	If you would like to ask a question, please press star, then the number one on your telephone keypad. To withdraw your question, press pound. We have no further questions. I would like to turn the call back over to the presenters.

Tara Shull:	Thank you, Ryan. We want to thank all of you for participating in our conference call, and your continued interest and support of State Auto Financial Corporation. We look forward to speaking with you again on our fourth-quarter earnings call, which is currently scheduled for February 19, 2015. Thank you, and have a good day.

Operator:	Thank you. That concludes today’s third-quarter 2014 earnings conference call. Thank you for your participation. You may now disconnect.

END